AMENDMENT TO WEBSITE DEVELOPMENT AGREEMENT

This Amendment ("Amendment") is made and entered into as of April 20, 2025 (the "Amendment Date"), by and between:

Tradetop OÜ, with a principal place of business at Rannaku pst 12, 10917 Tallin, Harjumaa, Estonia ("Developer");

and
Venyra Corporation, with a principal place of business at 1309 Coffeen Avenue STE 1200 Sheridan, Wyoming 82801 ("Client").

Together referred to as the "Parties".

WHEREAS, the Parties entered into a Website Development Agreement dated March 10, 2025 (the “Agreement”);

WHEREAS, the Parties wish to amend certain provisions of the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Modification of Intellectual Property Transfer Terms:

Notwithstanding Section 5 of the Agreement, the Developer agrees that, effective as of the Amendment Date, all intellectual property rights to the developed website, including but not limited to source code, graphics, and content created under this Agreement, shall be irrevocably assigned to the Client upon delivery of the final deliverables, provided that full payment is received by the Developer within thirty (30) calendar days from the date of delivery. For the purposes of this Amendment, the Parties agree that the delivery date shall be deemed April 20, 2025.

2. No Other Changes:

All other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

Developer:	Client:
Tradetop OÜ By: /s/ Tradetop OÜ Date: April 20, 2025	Venyra Corporation By: /s/ Venyra Corporation Date: April 20, 2025